As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-118878

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anteon International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3880755
(State of Incorporation)	(IRS Employer Identification No.)

c/o General Dynamics Corporation

2941 Fairview Park Road

Falls Church, VA 22042

(703) 876-3000

(Address of Principal Executive Offices)

Anteon International Corporation

Omnibus Stock Plan

(Full Title of the Plan)

David A. Savner

Vice President

Anteon International Corporation

c/o General Dynamics Corporation

2941 Fairview Park Road

Falls Church, VA 22042

(703) 876-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

This Post-Effective Amendment to Registration Statement No. 333-118878 shall become effectively automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

Recent Events - Deregistration

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (333-118878) filed by Anteon International Corporation (the “Company”) with the Securities and Exchange Commission on September 9, 2004 (the “Registration Statement”) which registered 1,500,000 shares of Company common stock, par value $.01 (the “Securities”) relating the Company’s Omnibus Stock Plan, as amended (the “Plan”) in respect of the Plan.

The Company, General Dynamics Corporation (“General Dynamics”) and Avenger Acquisition Corporation (“Merger Sub”) entered into an Agreement and Plan of Merger dated December 13, 2005 (the “Merger Agreement”) pursuant to which, among other things, the Company would be merged with and into Merger Sub, an indirect, wholly-owned subsidiary of General Dynamics, and all outstanding shares of Company common stock that were issued and outstanding immediately prior to the effective time of the merger (other than shares of Company common stock owned by the Company, General Dynamics or Merger Sub or any of their respective subsidiaries and other than dissenting shares), together with any associated rights under the Company’s rights agreement, would be cancelled and automatically converted into the right to receive per share of Company common stock an amount in cash equal to $55.50, without interest, less any required withholding taxes (these actions being collectively referred to as the “Merger”).

On March 3, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby. On June 8, 2006, the merger closed in accordance with the terms of the Merger Agreement.

As a result of the Merger, which was consummated on June 8, 2006, the Company has terminated all offerings of its common stock and other securities, including the Securities, pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the Securities under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on June 29, 2006.

ANTEON INTERNATIONAL CORPORATION

By:	/s/ Gerard J. DeMuro
Gerard J. DeMuro
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on June 29, 2006.

/s/ Gerard J. DeMuro
Gerard J. DeMuro
Director and President

/s/ David A. Savner
David A. Savner
Director

/s/ David H. Fogg
David H. Fogg
Treasurer (Principal Financial
Officer and Principal Accounting
Officer)